SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of October 30, 2009 (the “Effective Date”) by and between GRIFFON CORPORATION, a Delaware corporation with its principal office located at 100 Jericho Quadrangle, Suite 224, Jericho, New York  11753 (together with its subsidiaries, affiliates, successors and assigns) (referred to as the “Company”) and FRANKLIN H. SMITH, who resides at 6555 Adams Avenue, Cincinnati, Ohio  45253 (the “Executive”) (each a “Party”) (the Company and the Executive are referred to herein as the “Parties”).  The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and that such terms are final and binding.

W I T N E S S E T H:

WHEREAS, Executive was employed by the Company as Executive Vice President; and

WHEREAS, Executive has expressed a desire to resign as an officer and employee of the Company and the Company has accepted such resignation effective October 9, 2009; and

WHEREAS, the Company and Executive intend that this Agreement supersedes and replaces all other agreements between the Company and Executive, including, without limitation, the Severance Agreement between the Parties dated November 2, 2007 and effective November 30, 2007 (the “Severance Agreement”); and

WHEREAS, the Company accepts Executive's resignation in accordance with and as provided in this Agreement; and

WHEREAS, in recognition of Executive's service to the Company and for such consideration as set forth herein, the Company desires to provide Executive the Special Separation Package defined below; and

WHEREAS, as a condition to receiving the Special Separation Package, Executive has agreed to execute and deliver the General Release Agreement (the “Release”), annexed hereto as Exhibit A, simultaneously with the execution of this Agreement.

NOW, THEREFORE, in consideration of the covenants and promises made herein, the Parties hereby agree as follows:

1.           Executive's employment with the Company terminated on October 9, 2009 (the “Termination Date”).

2.           Executive hereby resigns as Executive Vice President, officer and employee of the Company and each of its subsidiaries and affiliates effective as of the Termination Date.  Executive agrees to sign such documents, as may be requested by the Company at any time, to evidence his resignation as set forth above.

3.           Conditioned upon, and in consideration for, Executive's execution of this Agreement and the Release and compliance with the promises made therein, and provided Executive does not revoke all or any portion of this Agreement and/or Release, and all revocation periods have lapsed, Executive shall receive the Special Separation Package set forth below in subparagraphs 3(a), (b) and (c):

(a)           The Company will pay Executive severance pay equal to the gross amount of Four Hundred Seventy Five Thousand and 00/100 ($475,000.00) Dollars, less applicable federal, state and local withholding and taxes, representing twelve (12) months of base salary.  Such amount shall be paid to Executive in two (2) equal lump sum payments of Two Hundred Thirty Seven Thousand Five Hundred and 00/100 ($237,500.00) Dollars each, less applicable federal, state and local withholding and taxes, no later than November 15, 2009 and March 15, 2010, respectively, but in no event before any applicable revocation period has lapsed;

(b)           The Company will pay to the Executive a one-time lump sum payment in the amount of Two Hundred Thousand and 00/100 ($200,000.00) Dollars, less applicable federal, state and withholding and taxes, no later than May 15, 2010, but in no event before any applicable revocation period has lapsed;

(c)           The Company will pay to the Executive the amount of Eighty Five Thousand and 00/100 ($85,000.00) Dollars, less applicable federal, state and withholding taxes, representing Executive's bonus for the Company's fiscal year 2009, consistent with the Company's normal payroll practices for payment of annual bonuses, but in no event before any applicable revocation period has lapsed;

(d)           The Company will pay the amount of Fifteen Thousand and 00/100 ($15,000.00) Dollars to Freking and Betz, LLC, attorneys for Executive, in payment of counsel fees incurred by Executive in connection with the negotiation and settlement of this Separation Agreement, no later than November 15, 2009, but in no event before any applicable revocation period has lapsed; and

(e)           Executive's present medical coverage remained in force through October 9, 2009.  Thereafter, COBRA regulations apply.  The Company will continue Executive's presently existing medical coverage through COBRA and will pay Executive's COBRA premiums at the Company's expense, for a period of up to eighteen (18) months from the Termination Date or until Executive elects coverage through a new employer, but in no event before any applicable revocation period has lapsed.  If Executive elects to continue COBRA benefits after eighteen (18) months, he may do so, as long as permitted by applicable law, at Executive's own cost.

4.           Executive acknowledges that he has received payment in full for any and all wages, SERP and benefit payments, expense reimbursements, accrued unused vacation time, sick days and personal days.  Executive further acknowledges that there is no further payment or time due to him for wages, SERP and benefit payments, expense reimbursements, vacation time, sick days and/or personal days.

5.             (a)           Executive shall retain all previous grants of options to purchase shares of stock of the Company, which shall be vested to the extent provided in, and exercisable in accordance with and pursuant to, the plans and agreements covering such options;

(b)           Executive hereby confirms and agrees that 20,000 shares of the 50,000 shares of restricted stock granted to him on August 3, 2006, pursuant to the Company's 2006 Equity Incentive Plan (the “Plan”) have not vested and were forfeited by Executive upon his resignation on the Termination Date in accordance with the terms of the Plan;

(c)           Executive shall retain all rights, benefits and payments due him under Clopay Corporation's Supplemental Executive Retirement Plan (the “Clopay SERP”), and the Company's 401K retirement plan; and

(d)           Executive shall retain all rights, benefits and payments due him under the Griffon Corporation Employee Stock Ownership Plan.

(e)           Executive shall retain all rights, benefits and payments due him under the Clopay Corporation Pension Plan, formerly known as the Clopay Corporation Salaried Employees Pension Plan.

(f)           After the Termination Date, Executive may continue any term life insurance policy at his own expense.

6.           Executive confirms that he has delivered to the Company all keys, E-Z Pass and other toll payment devices, Company credit card(s), memoranda, records, computers, computer programs, computer files, computer disks, drawings, plans, manuals, letters, notes, notebooks, reports, and all other materials and property, including without limitation, those of a secret or confidential nature relating to the Company's business that were in Executive's possession, custody or control and all copies thereof, whether made or compiled by Executive alone or with others or made available to Executive while employed by the Company.

7.           Executive agrees that at all times after the Termination Date (except as otherwise required by applicable law, regulation or legal process), Executive will hold in strictest confidence and not to use for his own benefit or the benefit of any other person, or to disclose to any person without authorization from the Company, any trade secrets or confidential or proprietary information gained through Executive's employment with the Company.  This includes, but is not limited to, non-public financial and operational information, business plans, software and technology, networks, business methodologies, contracts, pricing and product profitability, customer lists, supplier lists, marketing or sales prospect lists, and data developed by the Company or any subsidiary, affiliate or division thereof.  This does not include any information which is or becomes publicly known or available other than as a result of wrongful disclosure by Executive.  Executive agrees that any breach of this Section 7 would cause the Company substantial and irreparable damages that may not be quantifiable and therefore, in the event of any such breach, in addition to other remedies that may be available, the Company shall have the right to seek specific performance and other injunctive and equitable relief.  Moreover, Executive agrees to assume the cost of all attorney fees incurred by the Company as a result of the Company's enforcement of this Section 7.

8.           For a period of six (6) months following the Termination Date,  Executive will not, without the prior written consent of the Company, engage in “Competition” (as defined below) with the Company.  For purposes of this Agreement, if Executive takes any of the following actions, Executive will be engaged in “Competition”:  if Executive is engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is engaged in a business that is competitive with any material business that the Company is engaged in as of the Termination Date.  Notwithstanding anything herein to the contrary, “Competition” will not include the ownership of less than a one (1%) percent equity interest in a publicly held company and exercise of rights appurtenant thereof.  If a court holds that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Company and the Executive agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances will be substituted for the stated duration, scope, area or other restrictions.  The Parties acknowledge that any violation of this Section 8 can cause substantial and irreparable harm to the Company.  Therefore, the Company will be entitled to pursue any and all legal and equitable remedies, including but not limited to injunctive relief.

9.           For a period of twelve (12) months following the Termination Date, Executive agrees not to solicit any customer or employee of the Company.

10.         Except as otherwise required by law or regulation, Executive hereby agrees that he shall not make any statement, written or verbal, in any form or media or take any action in disparagement of the Company or any of its subsidiaries, affiliates or divisions, including, but not limited to, references to the Company's products, services, corporate policies, officers, directors and employees or any other action which may disparage the Company to the general public and the Company's employees, customers, suppliers, and business and financial relations.  Except as otherwise required by law or regulation, the Company agrees that it shall not make any statements which may disparage the Executive to the general public, the Company's customers, suppliers, and business and financial relations.

11.           It is the intent of the Parties that payments under this Agreement are in conformance and comply with Section 409A of the Internal Revenue Code (“Section 409A”) and, specifically, that such payments as set forth herein are in accordance with the provisions of the Separation Pay Exception of Section 409A.  Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company's counsel determines, that any payments or benefits due to Executive hereunder would otherwise cause the application of an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive's “separation from service” (as defined in Section 409A and the regulations issued thereunder) shall instead be payable in a single lump sum on the first business day after the date that is six (6) months following Executive's separation from service.

12.           Executive acknowledges that Executive will not be eligible to receive the Special Separation Package if Executive is found to have committed or condoned during Executive's employment any acts of fraud against the Company or fraud against the government.  Executive hereby confirms that: Executive (a) has not committed or condoned any such fraudulent activity; (b) has complied in all material respects with the Company's Code of Business Ethics (the “Code”) during his employment and has not participated in or knowingly permitted others to engage in any conduct prohibited by the Code; and (c) understands that Executive has a duty under the Code to notify the Company's Corporate Ethics Officer of any knowledge of violation of the Code.  Executive confirms that Executive has complied with the duties and obligations outlined in this Section, and Executive acknowledges that such compliance is a condition to Executive's eligibility to receive the Special Separation Package described in this Agreement.

13.           No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Executive and an authorized officer of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Party to be charged with the waiver.  No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

14.           In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

 15.           This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.  The Parties agree that the appropriate forum and venue of any disputes arising out of this Agreement shall be any State or Federal Court in the counties of Nassau or Suffolk, State of New York, and each of the Parties hereto submits to the personal jurisdiction of any such Court.  The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.

16.           Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, or by nationally recognized overnight courier service (such as Federal Express), duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to the Company:

Griffon Corporation
Attention:  Chief Executive Officer
100 Jericho Quadrangle, Suite 224
Jericho, New York  11753
Fax:  (516) 938-5644

With required copy to:

Lonnie Coleman, Esq.
Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle, Suite 225
Jericho, New York  11753
Fax: (516) 937-5050

If to Executive:

Franklin H. Smith
6555 Adams Avenue
Cincinnati, Ohio  45243
Fax: __________________

With required copy to:

Randolph H. Freking, Esq.
Freking and Betz, LLC
525 Vine Street
Cincinnati, Ohio  45243
Fax:  (513) 651-2570

17.           The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization.  The Company represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

18.           Executive understands and acknowledges that he would not receive any of the Special Separation Package and/or benefits specified herein, except for Executive's execution of this Agreement, the Release annexed hereto as Exhibit A, and the fulfillment of the promises and conditions contained therein.

19.           This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.  A signed copy, pdf or facsimile copy of this Agreement shall be deemed an original.

20.           Clawback.

(a)           In the event Executive revokes all or a part of this Agreement or the Release delivered pursuant to this Agreement prior to the expiration of any applicable revocation periods, the Company shall have the right to terminate any or all of its commitments herein and to recover any monies or other consideration previously provided to Executive hereunder and to pursue any other remedies available to the Company.

(b)           In the event that Executive violates this Agreement, the Company shall have the right to terminate any or all of its commitments herein and to recover any monies or other consideration previously provided to Executive hereunder and to pursue any other remedies available to the Company.

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE OF EXECUTIVE'S RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE HE SIGNS IT; EXECUTIVE MAY SIGN IT EARLIER IF HE WISHES, BUT THE DECISION IS ENTIRELY THE EXECUTIVE'S.  EXECUTIVE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE EXECUTES THE AGREEMENT, AND THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THAT SEVEN (7) CALENDAR DAY PERIOD.

ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF THE AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE COMPANY OR ITS DESIGNEE, OR MAILED TO THE COMPANY AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS OF EXECUTION OF THIS AGREEMENT.  IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN NEW YORK, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR HOLIDAY.

EXECUTIVE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING AND AT HIS OWN EXPENSE PRIOR TO EXECUTING THIS AGREEMENT.  THE AGREEMENT, AMONG OTHER THINGS, WAIVES RIGHTS THAT EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (THE “ADEA”).

EXECUTIVE AGREES THAT ANY MODIFICATION, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE DAY (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FUFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS STATED HEREIN, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY AND THE RELEASED PARTIES.

[signatures immediately following]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GRIFFON CORPORATION

By:	/s/ Patrick L. Alesia
Name: Patrick L. Alesia
Title: Chief Administrative Officer

/s/ Franklin H. Smith
Franklin H. Smith

STATE OF OHIO	)
) .ss:
COUNTY OF HAMILTON	)

On the 30th day of October, 2009, before me personally came Franklin H. Smith, to me known, and known to me to be the individual described in, and who executed the foregoing Separation Agreement, and duly acknowledged to me that he executed the same.

/s/ Jacqueline D. Weaver
Notary Public